Exhibit 99.1

For Immediate Release

BUILDING MATERIALS HOLDING CORPORATION ANNOUNCES

FIRST QUARTER 2004 FINANCIAL RESULTS

SAN FRANCISCO (April 27, 2004) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building products and construction services to professional builders and contractors, today reported consolidated sales for the first quarter of 2004 increased 50.8% to $416.8 million, compared to $276.4 million in the first quarter of 2003.  Net income for the first quarter of 2004 improved to $4.2 million, or $0.31 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, for the first quarter of 2003.

Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “We experienced solid homebuilding trends in our markets during the quarter.  While the impact of acquisitions and rising commodity wood product prices contributed to the increase in the Company’s top line for the quarter, our BMC West operations generated strong sales and operating results.  BMC Construction’s operations turned in a solid performance consistent with our expectations.  We are continuing to see the results we anticipated as we stay focused on our growth strategy to expand our construction services business.”

BMC West

Sales for BMC West for the first quarter of 2004 increased 32.7% to $276.1 million compared to $208.0 million in the first quarter of 2003.  Higher sales were a result of rising commodity wood product prices and an increase in comparable business unit sales.  First quarter operating income increased 86.8% to $14.2 million from $7.6 million in the same quarter of 2003.  The increase reflects the business segment’s effectiveness in managing inventory and operating expenses.

BMC Construction

Sales for BMC Construction for the first quarter of 2004 increased 106.1% to $141.4 million compared to $68.6 million in the first quarter of 2003.  The sales increase was largely due to an investment in a Florida construction company in January 2003, which was accounted for under the equity method until August 2003, as well as an increase in comparable business unit sales.  Operating income for the first quarter increased 168.0% to $6.7 million from $2.5 million in the same period of 2003.  The increase was mainly due to the strong turnaround in operating performance in California as well as improved results in the Southwest.

Teleconference and Webcast

BMHC will host a conference call and audio webcast today at 9:00 a.m. Pacific Time to discuss its financial results for the first quarter ended March 31, 2004.  The conference call can be accessed by dialing 877-223-0437 (Domestic), or 706-643-0552 (International).  A replay will be available through May 4th, 2004 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International).  The required passcode for the replay is 6683469.  The live conference call and replay can be accessed via audio webcast at BMHC’s website at www.bmhc.com or www.videonewswire.com/BMHC/042704.  The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC

Building Materials Holding Corporation is one of the largest residential construction services companies in the United States.  The Company specializes in providing construction and installation services, component manufacturing and high-quality building materials to residential builders and contractors across the nation.  Keys to BMHC’s growth strategy are increasing construction services to production homebuilders and entry into selective geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks or uncertainties may include, but are not limited to, changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the 2003 Annual Report on Form 10-K or this news release.

CONTACT:

Ellis Goebel

Senior Vice President,

Business Development and Investor Relations

(415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2004	2003
Sales
Building products	$248,735	$187,794
Construction services	168,108	88,598
Total sales	416,843	276,392

Costs and operating expenses
Cost of goods sold
Building products	186,951	140,652
Construction services	147,849	76,442
Impairment of assets	1,273	—
Selling, general and administrative expense	70,626	57,995
Other income, net	507	868
Total costs and operating expenses	406,192	274,221

Income from operations	10,651	2,171

Interest expense	2,754	2,053

Income before income taxes, minority interests and equity earnings	7,897	118

Income taxes	2,734	79

Minority interests (income) loss, net	(975)	85

Equity earnings, net of tax of $297	—	462

Net income	$4,188	$586

Net income per share:
Basic	$0.31	$0.04
Diluted	$0.31	$0.04

Weighted average number of shares:
Basic	13,352	13,199
Diluted	13,607	13,388

BUILDING MATERIALS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	(Unaudited) March 31, 2004	December 31, 2003
ASSETS
Cash	$25,945	$19,506
Receivables, net	198,836	187,790
Inventory	141,694	111,146
Costs in excess of billings	12,726	8,625
Deferred income taxes	10,796	8,629
Prepaid expenses and other current assets	3,507	5,243

Total current assets	393,504	340,939

Property and equipment, net	164,576	165,400
Other long-term assets	12,737	10,692
Deferred loan costs	2,287	2,406
Other intangibles, net	11,128	12,017
Goodwill	72,745	72,745

Total assets	$656,977	$604,199

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Billings in excess of costs and estimated earnings	$13,750	$12,069
Accounts payable and accrued expenses	133,140	109,067
Current portion of long-term debt	2,794	2,905

Total current liabilities	149,684	124,041

Deferred income taxes	5,426	5,354
Long-term debt	209,517	186,773
Other long-term liabilities	12,654	13,276

Total liabilities	377,281	329,444

Minority interests	4,654	3,745

Shareholders’ equity
Common stock, $0.001 par value, 20,000,000 shares authorized; 13,393, 541 and 13,333,711 shares issued and outstanding, respectively	13	13
Additional paid-in capital	115,929	115,282
Retained earnings	159,100	155,715

Total shareholders’ equity	275,042	271,010

Total liabilities, minority interests and shareholders’ equity	$656,977	$604,199

BUILDING MATERIALS HOLDING CORPORATION

SEGMENT INFORMATION

(amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2004	2003
Sales
BMC West	$276,125	$207,993

BMC Construction	141,418	68,568

Intersegment eliminations	(700)	(169)

	$416,843	$276,392

Operating Income
BMC West	$14,182	$7,600

BMC Construction	6,729	2,539

Corporate and other	(10,260)	(7,968)

	$10,651	$2,171